Exhibit 10.3
TRANSITIONAL SERVICES AGREEMENT
between
ATS AUTOMATION TOOLING SYSTEMS INC.
– and –
PHOTOWATT TECHNOLOGIES INC.
[     ], 2006

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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TRANSITIONAL SERVICES AGREEMENT
     This Transitional Services Agreement is dated as of [     ], 2006 by and between ATS AUTOMATION TOOLING SYSTEMS INC. (“ATS”) and PHOTOWATT TECHNOLOGIES INC. (“Photowatt”).
RECITALS
A.	Photowatt is undertaking an initial public offering (the “Offering”) of its common shares pursuant to a registration statement on Form F-1 under the U.S. Securities Act of 1933 and a prospectus filed with Canadian provincial and territorial securities regulatory authorities.

B.	Immediately prior to the completion of the Offering, ATS and Photowatt intend to enter into a Master Separation Agreement (the “Master Separation Agreement”), containing the key provisions relating to the separation of ATS and Photowatt, and the other Separation Agreements (as defined in the Master Separation Agreement).

C.	Pursuant to Separation Agreements, the ATS Group has transferred to the Photowatt Group the Photowatt Assets on the terms contemplated by the Separation Agreements.

D.	Beginning on the Effective Date, Photowatt will carry on the Photowatt Business.

E.	Following completion of the Offering, ATS has agreed to provide the Services to Photowatt on and subject to the terms and conditions of this Agreement.

F.	The Parties intend in this Agreement and the other Separation Agreements to set forth the principal arrangements between them regarding the Offering and their operations thereafter.
          For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby covenant and agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
     Section 1.01 Definitions.
     (a) Any capitalized term used in this Agreement but not defined in this Agreement shall have the definition given such term in the Master Separation Agreement.
     (b) In this Agreement:
     “Agreement” means this Transitional Services Agreement, together with the Schedules attached hereto.

     “Applicable Insurance” has the meaning set out in Section 6.11(a).
     “ATS Insurance Policies” has the meaning set out in Section 6.01(a).
     “ATS Plans” has the meaning set out in Section 3.05.
     “Benefit Services” means Services relating to the administration of employee plans and benefit arrangements.
     “Effective Date” means •, 2006.
     “Employee Welfare Plans” has the meaning set out in Section 4.02.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Fixed-Price Billing” has the meaning set out in Section 3.02.
     “Fixed-Rate Billing” has the meaning set out in Section 3.03.
     “Force Majeure” means an event beyond the control of the Party claiming Force Majeure that by its nature could not have been foreseen by such Party, or, if it could have been foreseen, was unavoidable, including acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) and failure of energy sources.
     “Insurance Policies” means insurance policies pursuant to which a Person makes a true risk transfer to an insurer.
     “Insurance Proceeds” means those monies (a) received by an insured from an insurance carrier, or (b) paid by an insurance carrier on behalf of the insured.
     “Insurance Transition Period” has the meaning set out in Section 6.01(a).
     “Insured Photowatt Liability” means any Photowatt Liability to the extent it is covered under the terms of the ATS Insurance Policies in effect prior to the end of the Insurance Transition Period.
     “Master Separation Agreement” has the meaning set out in the recitals of this Agreement.
     “Offering” has the meaning set out in the recitals of this Agreement.
     “Party” means a party to this Agreement and its successors and permitted assigns and “Parties” means every Party.
     “Pass-Through Billing” has the meaning set out in Section 3.04.
     “Payment Date” has the meaning set out in Section 3.06(b).

     “Photowatt Covered Parties” has the meaning set out in Section 6.01(a).
     “Prime Rate” means the rate of interest per annum quoted by Bank of Nova Scotia from time to time as its reference rate for Canadian Dollar demand loans made to its commercial customers in Canada and which it refers to as its “prime rate”, as such rate may be changed by it from time to time.
     “Receiving Party” has the meaning set out in Section 3.02.
     “Service Costs” means the amounts to be paid by Photowatt to ATS for Services under this Agreement. For clarity, Service Costs shall not include the amounts paid to employees of the Photowatt Group for payroll.
     “Services” means the services to be provided by ATS or its agents or subcontractors under this Agreement, as more fully described in Schedule I attached hereto.
     Section 1.02 Construction. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favouring or disfavouring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, provincial, local or foreign law shall be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference to any Contract (including schedules, exhibits and other attachments thereto), including this Agreement, shall be deemed also to refer to such Contract as amended, restated or otherwise modified, unless the context requires otherwise. The words “include,” “includes” and “including” shall be deemed to be followed by “without limitation.” Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context requires otherwise. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Where this Agreement states that a Party “will” or “shall” perform in some manner or otherwise act or omit to act, it means that such Party is legally obligated to do so in accordance with this Agreement. The word “or” shall not be exclusive. The captions, titles and headings included in this Agreement are for convenience only and do not affect this Agreement’s construction or interpretation. Any reference to an Article, Section or Schedule in this Agreement shall refer to an Article or Section of, or Schedule to, this Agreement, unless the context otherwise requires.
     Section 1.03 Conflicts With Other Separation Agreements. To the extent any portion of this Agreement conflicts with the Master Separation Agreement, the Master Agreement shall control.
ARTICLE II
SERVICES
     Section 2.01 Services.
     (a) Subject to the terms and conditions of this Agreement, ATS agrees to provide (or cause to be provided) the Services to the Photowatt Group. Unless otherwise specifically set forth in Schedule I or agreed in writing by the Parties, the Services provided shall be substantially similar in scope, quality and nature to those customarily provided by ATS prior to the Effective Date. Unless otherwise specifically set forth in Schedule I or agreed in writing by the Parties, it is the intention of the Parties that the use by the Photowatt Group of the Services shall not be substantially greater than the level of use by the Photowatt Business prior to the Effective Date.
     (b) To the extent requested by Photowatt, any Services to be provided hereunder shall be provided directly to any member of the Photowatt Group. ATS may satisfy its obligation to provide any of the Services hereunder by causing one or more members of the ATS Group to provide such Service; provided; however, that the foregoing shall not relieve ATS of its obligations to provide Services hereunder, nor shall it relieve Photowatt of its obligation to pay ATS for such Services hereunder.
     (c) In addition to the Services described in Schedules I, if requested by Photowatt, and to the extent the Parties mutually agree, ATS shall provide (or cause to be provided) additional services to Photowatt. The scope of any such additional services, as well as the costs and other terms and conditions applicable to such services, shall be as mutually agreed by the Parties, and the Parties shall amend Schedule I appropriately in connection therewith.
ARTICLE III
SERVICE COSTS; OTHER CHARGES
     Section 3.01 Service Costs Generally. The Schedules hereto indicate the methods by which Service Costs to be charged for specific Services are to be determined. Photowatt shall pay to ATS the Service Costs in accordance with Section 3.06.
     Section 3.02 Fixed-Price Billing. The “Fixed-Price Billing” method means ATS shall charge the member of the Photowatt Group receiving (directly or indirectly) a Service (the “Receiving Party”) the amounts set forth on the relevant Schedule for such Service, at the times set forth on such Schedule.
     Section 3.03 Fixed-Rate Billing. The “Fixed-Rate Billing” method means ATS shall charge the Receiving Party an amount determined according to the fixed hourly rate set forth on the relevant Schedule for such Service, at the times set forth on such Schedule.
     Section 3.04 Pass-Through Billing. The “Pass-Through Billing” method means the aggregate amount of third-party, out-of-pocket costs and expenses incurred by ATS on behalf of a Receiving Party for Services provided by such third parties and (to the extent the performance of any such Service by any such third party is not substantially similar to Services provided by such third party or a substantially similar third party prior to the Effective Date) approved by such Receiving Party, which approval shall not be unreasonably withheld. Said costs shall include the costs incurred in connection with obtaining the consent of any party to an agreement to which ATS is a party where such consent is related to and reasonably required for the provision of such Service. Services provided by third parties will be billed by the third party to ATS and ATS will invoice the Receiving Party for such invoiced amounts pursuant to Section 3.06. If ATS incurs any such costs or expenses on behalf of any Receiving Party bundled together with costs incurred by ATS or its subsidiaries, ATS shall allocate any such costs or expenses in good faith as set forth on any applicable Schedule hereto or, if not set forth on a Schedule, then as ATS shall determine in the exercise of ATS’s reasonable judgment. ATS shall make such allocations reasonably and in good faith, and ATS or its agents shall keep and maintain such books and records as may be reasonably necessary to make such allocations. ATS shall make copies of such books and records available to the Receiving Party upon request and with reasonable notice.
     Section 3.05 Benefit Billing. Prior to the Effective Date, certain employees of the Photowatt Group participated in certain benefit plans sponsored by ATS (“ATS Plans”).
     (i) On and after the Effective Date, such employees shall continue to be eligible to participate in the ATS Plans, subject to the terms of the governing plan documents as interpreted by the appropriate plan fiduciaries. On and after the Effective Date, subject to regulatory requirements and the provisions of Section 4.01, ATS shall continue to provide Benefit Services to and in respect of such employees with reference to ATS Plans as administered by ATS prior to the Effective Date.
     (ii) The costs payable by a Receiving Party for Services related to the ATS Plans, which are included in Schedule I, shall be determined and billed as set forth in Schedule I. The Parties acknowledge and agree that some of the costs associated with certain ATS Plans will be paid principally through Photowatt employee payroll deductions for such plans as specified in Schedule I.
     (iii) Each Party may request changes in the applicable terms and provisions of any of the Benefit Services relating to the ATS Plans, approval of which shall not be unreasonably withheld by the other Party; provided, however, that changes in the terms and provisions of any of the ATS Plans shall be in the sole discretion of ATS, and ATS may (in its sole discretion) terminate or otherwise modify, in any manner, any ATS Plan at any time and from time to time. The Parties agree to cooperate fully with each other in the administration and coordination of regulatory and administrative requirements associated with ATS Plans.
     Section 3.06 Invoicing and Settlement of Costs.
     (a) ATS shall invoice the applicable Receiving Party in advance of each calendar month for the estimated Service Costs to be incurred by the applicable Receiving Party and attributable to the following month. Such estimate will be arrived at by ATS in the exercise of ATS’s reasonable judgment, based on known Fixed-Price Billing amounts and known or estimated Pass-Through Billing and Fixed-Rate Billing amounts for the month in question. All Pass-Through Billing amounts are to be invoiced when ATS is invoiced for same regardless of the period covered by the related Services. In connection with the invoicing described in this Section 3.06(a), ATS shall provide to the applicable Receiving Party the same billing data and level of detail and such other related data as may be reasonably requested by the applicable Receiving Party. Each monthly invoice will provide for any necessary adjustment so that actual Service Costs incurred in the most recently completed month match the total dollar amount collected with respect to that month.

     (b) Each Receiving Party shall pay to ATS, on or before the beginning of each calendar month(each, a “Payment Date”), by wire transfer of immediately available funds payable to the order of ATS, all amounts properly invoiced by ATS pursuant to Section 3.06(a) for such month. If any Receiving Party fails to pay any monthly payment within 30 days of the relevant Payment Date, such Receiving Party shall be obligated to pay, in addition to the amount due on such Payment Date, interest on such amount at the Prime Rate plus 2%, compounded monthly from the relevant Payment Date through the date all such due amounts are paid. Offsetting is not permitted.
ARTICLE IV
STANDARD OF PERFORMANCE AND INDEMNIFICATION
     Section 4.01 General Standard of Service.
     (a) Subject to the limitations on liability set forth in Section 4.03, ATS will use commercially reasonable efforts to deliver the applicable Services to Photowatt at the same levels as such Services are or have customarily been provided in the past. In addition, ATS shall use commercially reasonable efforts to ensure that the nature and quality of Benefit Services provided to the Persons described in Section 3.05(i) under ATS Plans, either by ATS directly or through administrators under contract, shall be substantially the same as, or consistent with, the same services provided to or on behalf of ATS employees under ATS Plans.
     (b) Information technology Services shall continue to be provided by ATS during the term of this Agreement at the same service levels provided prior to the date of this Agreement, provided that ATS is able to obtain the necessary licenses from software and other providers (which both Parties shall use commercially reasonable efforts to obtain). Additional license or other fees, if any, that are charged by software or other providers necessary for ATS to provide information technology Services will be paid by Photowatt. Photowatt acknowledges and agrees that ATS is not in the business of providing information technology services to third parties, but has agreed to provide such services solely to assist Photowatt establish itself as an independent operating company.
     Section 4.02 Delegation. Subject to Section 4.01 above, Photowatt hereby delegates to ATS final, binding and exclusive authority, responsibility and discretion to interpret and construe the provisions of employee welfare benefit plans in which the Persons described in Section 3.05 have elected to participate and that are administered by ATS under this Agreement (collectively, “Employee Welfare Plans”). ATS may further delegate such authority to other Persons to:
     (i) provide administrative and other services;
     (ii) reach factually supported conclusions consistent with the terms of the respective Employee Welfare Plans;
     (iii) make such other decisions and take such other actions as are permitted to be delegated under the terms of the respective Employee Welfare Plans;
     (iv) make a full and fair review of each claim denial and decision related to the provision of benefits provided or arranged for under the Employee Welfare Plans pursuant to applicable law and any other applicable requirements, if a claimant timely requests in writing a review for reconsideration of such decisions (the party adjudicating the claim shall notify the claimant in writing of its decision on review and such notice shall satisfy applicable laws and any other applicable requirements relating thereto); and
     (v) notify the claimant in writing of its decision on review.
     Section 4.03 Limitation of Liability.
     (a) Photowatt acknowledges and agrees that (i) ATS is not in the business of providing services such as the Services to third parties, (ii) ATS has agreed to provide the Services as an accommodation to Photowatt and (iii) ATS makes no representations or warranties whatsoever, whether express or implied by statute or otherwise, regarding the Services or any other matters relating to or arising out of this Agreement.
     (b) ATS shall not have any Liability to Photowatt or any other Person under this Agreement or for any actions or inactions by any member of the ATS Group or its representatives, except for Losses resulting from the gross negligence or willful misconduct of such member of the ATS Group or its representatives; provided, however, that the foregoing shall not limit the remedies of Photowatt against a provider of any Service other than any member of the ATS Group.
     (c) Photowatt shall in all circumstances use commercially reasonable efforts to mitigate and otherwise minimize Losses to the Photowatt Group, individually and collectively, whether direct or indirect, due to, resulting from or arising in connection with any failure by ATS to comply fully with ATS’s obligations under this Agreement.
     (d) Notwithstanding anything in this Agreement to the contrary, in no event shall ATS be liable to Photowatt or any other Person for, and Photowatt (on behalf of itself, its Affiliates and other Indemnified Persons) hereby releases ATS from all claims for, special, indirect, consequential, incidental or punitive damages (including lost profits or savings), even if advised of their possible existence, except that a Party may recover from the other Party special, indirect, consequential, incidental or punitive damages owed to a third party in settlement or satisfaction of claims for which such Party has a right to recover from such other Party under this Agreement.
     (e) Each Party agrees that this Section 4.03 is commercially conspicuous.
     Section 4.04 Indemnification.
     (a) Subject to Section 4.03, Photowatt shall indemnify and hold harmless each ATS Indemnified Person from and against any and all Losses incurred by such ATS Indemnified Person relating to, arising out of or in connection with the Services rendered or to be rendered by any ATS Indemnified Person pursuant to this Agreement or any ATS Indemnified Person’s actions or inactions in connection with any such Services, except to the extent resulting from such ATS Indemnified Person’s gross negligence or willful misconduct.

     (b) Subject to Section 4.03, ATS shall indemnify and hold harmless each Photowatt Indemnified Person from and against any and all Losses incurred by such Photowatt Indemnified Person to the extent relating to, arising out of or in connection with the gross negligence or willful misconduct of any ATS Indemnified Person in connection with the Services rendered or to be rendered pursuant to this Agreement.
     (c) To the extent any other Person has agreed to indemnify any ATS Indemnified Person or to hold an ATS Indemnified Person harmless and such Person provides services to any member of the ATS Group relating directly or indirectly to any employee plan or benefit arrangement for which Services are provided under this Agreement, ATS will exercise reasonable efforts (i) to make such agreement applicable to each Photowatt Indemnified Person so that such Photowatt Indemnified Person is held harmless or indemnified to the same extent as any ATS Indemnified Person and (ii) to make available to each Photowatt Indemnified Person the benefits of such agreement.
     Section 4.05 Claim Procedure. The claim procedures set forth in Section 8.3 of the Master Separation Agreement shall apply to indemnification claims under this Agreement.
ARTICLE V
TERM AND TERMINATION
     Section 5.01 Term. Except as otherwise provided in this Article V, or in Section 7.10 or as otherwise agreed in writing by the Parties, (a) all provisions of this Agreement shall automatically terminate on the date which is 12 months following the date of this Agreement and (b) a Party’s obligation to provide or to cause to be provided, and the other Party’s obligation to pay for, a Service shall cease as of such date or such earlier date determined in accordance with Section 5.02.
     Section 5.02 Termination.
     (a) The Parties may by mutual agreement terminate this Agreement with respect to one or more of the Services, in whole or in part, in accordance with this Section 5.02(a). The Parties shall meet at least quarterly to consider in good faith whether any Service (or its pricing) should be modified or terminated, taking into account the impact of such Service’s modification or termination on both Parties. To the extent that, in any such meeting, the Parties in good faith agree that any Service (or its pricing) should be modified or terminated, the Parties shall work together in good faith to determine a reasonable and appropriate schedule therefor.
     (b) Photowatt may terminate this Agreement or any individual Service for convenience by giving 30 days written notice to ATS. In the event of such termination, Photowatt shall pay ATS for any and all costs incurred by ATS in connection with such termination including third party termination charges and penalties and costs of obtaining consents to the early termination of third party contracts and any committed costs with respect to which ATS is unable to obtain a refund.
     (c) Photowatt may terminate any individual Service at any time if ATS shall have failed to perform any of its material obligations under this Agreement relating to such Service, Photowatt shall have notified ATS in writing of such failure and such failure shall have continued unremedied for a period of at least 30 days after receipt by ATS of written notice of such failure from Photowatt. ATS may terminate this Agreement at any time if Photowatt shall have failed to perform any of its material obligations under this Agreement, ATS shall have notified Photowatt in writing of such failure and such failure shall have continued unremedied for a period of at least 30 days after receipt by Photowatt of written notice of such failure from ATS.
     (d) ATS may terminate any individual Service that it or its representative or subcontractor is performing, upon at least 30 days written notice, if the continued performance of such Service becomes commercially impracticable, including a prohibition against continued performance in any contract with a third party providing the Service in question.
     Section 5.03 Effect of Termination.
     (a) Other than as required by law, upon termination of any Service pursuant to Section 5.02, or upon termination of this Agreement in accordance with its terms, ATS shall have no further obligation to provide the terminated Service (or any Service, in the case of termination of this Agreement) and Photowatt shall have no obligation to pay any Service Costs relating to such terminated Services or to make any other payments hereunder; provided, however, that, notwithstanding such termination: (i) Photowatt shall remain liable to ATS for Service Costs owed and payable in respect of Services provided prior to the effective date of such termination; (ii) ATS shall continue to charge Photowatt for administrative and program costs relating to benefits paid after but incurred prior to the termination of any Service and other services required to be provided after the termination of such Service, and Photowatt shall be obligated to pay such Service Costs in accordance with the terms of this Agreement; and (iii) the provisions of Articles IV, V and VII and Section 6.06 shall survive any such termination. All program and administrative costs attributable to the persons described in Section 3.05(i), under ATS Plans that relate to any period after the effective date of any such termination shall be for the account of and paid by Photowatt.
     (b) Following termination of this Agreement, with respect to any Service provided or procured by ATS, the Parties agree to cooperate with each other in providing for an orderly transition of such Service to Photowatt or to a successor service provider as designated by Photowatt. Without limiting the foregoing, ATS agrees to (i) provide to Photowatt, within 30 days of the termination of any Service relating to employee benefits, in a usable format designated by ATS, copies of all records relating directly or indirectly to benefit determinations with respect to any and all the Persons described in Section 3.05, including compensation and service records, correspondence, plan interpretive policies, plan procedures, administration guidelines, minutes, and any data or records required to be maintained by law and (ii) cooperate with Photowatt in developing a transition schedule with respect to such terminated Service.
     Section 5.04 Turnover. At or before the termination of this Agreement or of any Service provided hereunder, to expedite and facilitate the turnover, and provide for a smooth transition, of the applicable function(s), ATS will provide any cooperation or information reasonably requested by the applicable Receiving Party in connection with the applicable Receiving Party’s assumption of such function(s).

ARTICLE VI
INSURANCE MATTERS
     Section 6.01 Photowatt Insurance Coverage During Insurance Transition Period.
     (a) Throughout the period beginning on the Effective Date and ending upon the earlier of (i) termination of the Service provided pursuant to this Article VI or (ii) termination or expiration of this Agreement in accordance with its terms (the “Insurance Transition Period”), ATS shall, subject to insurance market conditions and other factors beyond its control, maintain Insurance Policies (the “ATS Insurance Policies”) covering and for the benefit of the Photowatt Group and their respective directors, officers and employees (collectively, the “Photowatt Covered Parties”) comparable to those maintained generally by ATS covering the Photowatt Covered Parties prior to the Effective Date except that no directors and officers insurance shall be maintained for the Photowatt Covered Parties; provided, however, that if ATS determines that (i) the amount or scope of such insurance coverage will be reduced to a level materially inferior to the level of insurance coverage in existence immediately prior to the Insurance Transition Period or (ii) the retention or deductible level applicable to such insurance coverage, if any, will be increased to a level materially greater than the levels in existence immediately prior to the Insurance Transition Period, in each case other than solely as a result of the Offering, ATS shall give Photowatt notice of such determination as promptly as practicable. Upon notice of such determination, Photowatt shall be entitled to 60 days to evaluate Photowatt’s options regarding continuance of insurance coverage under said Insurance Policies and Photowatt may cancel Photowatt’s interest in all or any portion of such insurance coverage as of any day within such 60 day period provided that ATS is able to obtain any required consents of its insurers to such cancellation.
     (b) Photowatt shall promptly pay to ATS all amounts for premium expenses, deductibles or retention amounts, and any other costs and expenses that ATS may incur in connection with the insurance coverages maintained pursuant to this Section 6.01. Similarly, ATS shall promptly reimburse Photowatt for any applicable credits received by ATS. In addition, Photowatt may purchase insurance coverage as an alternative to that described in Schedule I, from any insurance carrier approved by ATS (which approval shall not be unreasonably withheld), and, in such case, subject to Section 5.03(a), Photowatt may terminate the insurance Services provided hereunder by ATS in whole or in part after giving reasonable notice thereof to ATS provided that ATS is able to obtain any required consents of its insurers to such cancellation.
     Section 6.02 Cooperation; Payment of Insurance Proceeds to Photowatt; Agreement Not to Release Carriers. Each Party shall share such information, including claims data, as is reasonably necessary to permit the other Party to manage and conduct its insurance matters in an orderly fashion. ATS, at the request of Photowatt, shall cooperate with and use commercially reasonable efforts to assist Photowatt in recovering Insurance Proceeds under the ATS Insurance Policies for claims relating to the Photowatt Business or the Photowatt Covered Parties, whether such claims arise under any agreement, by operation of law or otherwise, existing or arising from any past acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed before the Effective Date, on the Effective Date or during the Insurance Transition Period, and ATS shall promptly pay any such recovered Insurance Proceeds to Photowatt (to the extent that the right to such proceeds has not already been satisfied, whether by direct payment by the insurer or administrator, intercompany entry or otherwise). ATS and Photowatt shall not, and ATS will cause its Group members not to, take any action that would intentionally jeopardize or otherwise interfere with the other Party’s ability to collect any proceeds payable pursuant to any Insurance Policy. Except as otherwise contemplated by this Agreement, after the Effective Date, neither Party shall (nor permit any of its respective Group members to), without the consent of the other Party, provide any insurance carrier with a release, or amend, modify or waive any rights under any such policy or agreement, if such release, amendment, modification or waiver would adversely affect any rights or potential rights of such other Party (or its Group members) thereunder. However, nothing in this Section 6.02 shall (a) preclude any Group member from presenting any claim or from exhausting any policy limit, (b) require any Group member to pay any premium or other amount or to incur any Liability, or (c) require any Group member to renew, extend or continue any policy in force.
     Section 6.03 Photowatt Insurance Coverage After the Insurance Transition Period. From and after expiration of the Insurance Transition Period, Photowatt shall be responsible for obtaining and maintaining insurance programs for the Photowatt Group’s risk of loss and such insurance arrangements shall be separate and apart from the insurance programs of ATS.
     Section 6.04 Deductibles and Self-Insured Obligations. Photowatt shall be responsible on or after the Effective Date for payment of self-insured retentions, deductibles and other amounts not covered by insurance policies pertaining to the Photowatt Business. For all claims incurred on or after the Effective Date (but not for any claims incurred prior to such date), Photowatt shall reimburse ATS for all amounts necessary to exhaust or otherwise satisfy all applicable self-insured retentions, deductibles and other amounts not covered by Insurance Policies in connection with Photowatt Liabilities and Insured Photowatt Liabilities to the extent ATS is required to pay any such amounts.
     Section 6.05 Procedures with Respect to Insured Photowatt Liabilities.
     (a) Photowatt shall reimburse ATS for all Losses incurred to pursue insurance recoveries from Insurance Policies for Insured Photowatt Liabilities.
     (b) The defense of claims, suits or actions giving rise to potential or actual Insured Photowatt Liabilities shall be managed (in conjunction with its insurers, as appropriate) by ATS.
     Section 6.06 Insufficient Limits of Liability for ATS Liabilities and Photowatt Liabilities. If there are Liabilities in excess of coverage limits available under ATS’s Insurance Policies so that ATS’s Insurance Policies will not cover the Liabilities of ATS and/or Photowatt that would otherwise be covered by such Insurance Policies, then to the extent other insurance is not available to ATS and/or Photowatt for such Liabilities, the Parties will work together in good faith to determine a reasonable and equitable allocation of the proceeds of the ATS Insurance Policies between such Parties. This Section 6.06 shall terminate 10 years following the end of the Insurance Transition Period.

     Section 6.07 Cooperation. ATS and Photowatt shall cooperate with each other in all respects, and shall execute any additional documents that are reasonably necessary, to effectuate the provisions of this Article VI.
     Section 6.08 No Assignment or Waiver. This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the ATS or Photowatt Group in respect of any Insurance Policy or any other contract or policy of insurance.
     Section 6.09 No Liability. Photowatt does hereby agree, for itself and as agent for each other member of the Photowatt Group, that no ATS Indemnified Person shall have any Liability whatsoever as a result of the insurance policies and practices of ATS as in effect at any time prior to the end of the Insurance Transition Period, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise; provided, that the waiver in the foregoing clause regarding adequacy or timeliness shall not apply to ATS if Photowatt has requested in writing that ATS give a notice or otherwise make a claim to an insurance carrier and ATS fails to give such notice or make such claim in a reasonably timely manner, with reference to the standard of performance set forth in Section 4.01.
     Section 6.10 Additional or Alternate Insurance. Notwithstanding any other provision of this Agreement, during the Insurance Transition Period, ATS and Photowatt shall cooperate to evaluate insurance options and secure additional or alternate insurance for Photowatt and/or ATS if desired by and cost effective for Photowatt and ATS. Nothing in this Agreement shall be deemed to restrict any member of the Photowatt Group from acquiring at its own expense any other Insurance Policy in respect of any Liabilities or covering any period.
     Section 6.11 Forbearance and Prior Insurance Coverage.
     (a) From and after the date of this Agreement, ATS shall not, and shall cause its Group not to, take or fail to take any action if such action or inaction, as the case may be, would adversely affect the applicability of any insurance in effect on the Effective Date (other than directors and officers insurance) that covers all or any part of the assets, liabilities, business, directors, officers or employees of any member of the Photowatt Group with respect to events occurring prior to the Effective Date (“Applicable Insurance”).
     (b) ATS agrees that, from and after the Effective Date, all Applicable Insurance directly or indirectly applicable to any assets, liabilities, business, directors, officers or employees of any member of the Photowatt Group shall be for the benefit of such Group member, it being understood that such Applicable Insurance shall also be for the benefit of ATS to the extent directly or indirectly applicable to any assets, liabilities, business, directors, officers or employees of ATS or any members of its Group. Without limiting the generality of the foregoing, upon Photowatt’ reasonable request, ATS shall use reasonable efforts to modify, amend or assign all Applicable Insurance policies and arrangements (to the extent relating to the Photowatt Business) so that the applicable members of the Photowatt Group are the direct beneficiaries of such Applicable Insurance with all rights to enforce, obtain the benefit of and take all other action in respect of such Applicable Insurance; provided, however, that if the modifications, amendments or assignments contemplated by this Section 6.11(b) are not permissible, ATS shall, and shall cause each of its Group members to, use reasonable efforts to enter into such other arrangements as Photowatt may reasonably request to ensure that the Photowatt Group is entitled to the benefit (to the fullest extent set forth in the relevant policies and arrangements) of any Applicable Insurance.
     Section 6.12 Further Agreements. The Parties acknowledge that they intend to allocate financial obligations without violating any laws regarding insurance, self-insurance or other financial responsibility. If it is determined that any action undertaken pursuant to this Agreement or any related agreement between or involving the Parties violates any insurance, self-insurance or related financial responsibility law or regulation, the Parties agree to work together to do whatever is necessary to comply with such law or regulation while trying to accomplish, as much as possible, the allocation of financial obligations as intended in this Agreement or any such related agreement.
ARTICLE VII
MISCELLANEOUS
     Section 7.01 Assignment. Neither Party shall assign, transfer or otherwise alienate any or all of its rights or interest under this Agreement without the express prior written consent of the other Party, which may be granted or withheld in such other party’s sole discretion. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and any permitted assignee shall agree to perform the obligations of the assignor of this Agreement. Any attempted transfer, assignment or alienation in violation of this Section 7.01 shall be invalid and ineffective ab initio.
     Section 7.02 No Agency. Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the Parties or, except to the extent provided in Section 4.02, constitute or be deemed to constitute any Party the agent or employee of the other Party for any purpose whatsoever, and neither Party shall have authority or power to bind the other Party or to contract in the name of, or create a liability against, the other Party in any way or for any purpose.
     Section 7.03 Subcontractors. ATS may hire or engage one or more subcontractors to perform all or any of its obligations under this Agreement; provided, however, that, subject to Section 4.02, ATS shall in all cases remain primarily responsible for all obligations undertaken by it in this Agreement with respect to the scope, quality and nature of the Services provided to Photowatt and, provided further, that, in each case, the use of a subcontractor to perform ATS’s obligations would not substantially increase the costs to Photowatt.
     Section 7.04 Entire Agreement. This Agreement and the other Separation Agreements constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede (a) all prior oral or written proposals or agreements, (b) all contemporaneous oral proposals or agreements and (c) all previous negotiations and all other communications or understandings between the Parties, in each case with respect to the subject matter hereof and thereof. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement, or any amendment or supplement thereto, by any Party to this Agreement or its directors, officers and agents, to any other Party to this Agreement or its directors, officers and agents except to the extent that the same has been reduced to writing and included as a term of the Separation Agreements, and none of the Parties to this Agreement has been induced to enter into this Agreement or any amendment or supplement by reason of any such warranty, representation, opinion, advice or assertion of fact. Accordingly, there will be no liability, either in tort (including negligence) or in Contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.
     Section 7.05 Future Litigation and Other Proceedings. If any member of the Photowatt Group (or any of its Representatives) or any member of the ATS Group (or any of its Representatives) at any time after the Effective Date initiates or becomes subject to any Action with respect to which the Parties have no prior agreements (as to indemnification or otherwise), upon reasonable notice (a) the Party (and its Group members and its and their respective Representatives) that has not initiated and is not subject to such Action shall comply, at the other Party’s expense, with any reasonable requests by the other Party for assistance in connection with such Action (including by way of provision of information and making available of Representatives as witnesses) and (b) each Party (and its Representatives) shall, at its own expense, coordinate with the other Party its strategies and actions with respect to such Action to the extent such coordination would not be detrimental to its interests and shall comply, at the expense of the requesting Party, with any reasonable requests of the other Party for assistance in connection therewith (including by way of provision of information and making available of Representatives as witnesses).
     Section 7.06 Further Assurances. On and after the Effective Date, each Party hereto shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents or consents, approvals, rulings or decisions of any Governmental Authority), and to take all such other actions as such Party may reasonably be requested to take by any other Party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the other transactions contemplated hereby.
     Section 7.07 Notices. Any notice, instruction, direction, demand or other communication to any Party under the terms of this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand; (b) on the day sent by facsimile provided that the sender has received confirmation of transmission from the recipient as at or prior to 5:00 p.m. Toronto time on such day; (c) the first Business Day after sent by facsimile (to the extent that the sender has received confirmation of transmission from the recipient after 5:00 p.m. Toronto time on the day sent by facsimile); or (d) the next business day after sent by registered mail (at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise) or by courier or express delivery service, in any case to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Parties hereto):
(a) if to ATS, to:
ATS Automation Tooling Systems Inc.
250 Royal Oak Road
Cambridge, Ontario N3H 4R6
Attention: General Counsel
Fax No.: (519) 650-6520
(b) if to Photowatt, to:
Photowatt Technologies, Inc.
25 Reuter Drive
Cambridge, Ontario N3E 1A9
Attention: President and Chief Executive Officer
Fax No.: (519) 650-6535
In the event of a general discontinuance of registered mail service due to strike, lock out or otherwise, any notice, instruction, direction, demand or other communication will be delivered by hand, courier or express delivery service or sent by facsimile and will be deemed to have been received in accordance with this Section.
     Section 7.08 Time of Essence. Time is of the essence of this Agreement.
     Section 7.09 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.
     Section 7.10 Severability. If any term or other provision of this Agreement shall be determined by a court, administrative agency or arbitrator in any jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not render the entire Agreement invalid and shall not affect the validity, legality or enforceability of such term or other provision in any other jurisdiction. Rather, this Agreement shall be construed as if not containing the particular invalid, illegal or unenforceable provision, and all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent permitted under applicable Law.
     Section 7.11 Force Majeure. No Party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control, such as acts of God, decrees or restraints of any Governmental Authority, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, strikes or other labour disturbances or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment, and any other cause or causes whether similar or dissimilar to those already specified, which cannot be controlled by such Party. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay; provided however that the Party seeking to excuse its performance shall promptly notify the other Party of the cause therefor, such performance shall be so excused during the inability of the Party to perform so caused, but for no longer period, and the cause thereof shall be remedied as far as is commercially reasonable with all reasonable dispatch.
     Section 7.12 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for security or posting of any bond with such remedy are waived.
     Section 7.13 Currency. Except as expressly provided in this Agreement, all amounts in this Agreement are stated and will be paid in Canadian currency.
     Section 7.14 Time Periods. Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends.
     Section 7.15 Amendment. This Agreement may only be modified, amended by, altered or supplemented by the execution and delivery of a written agreement executed by both the Parties.
     Section 7.16 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.
     Section 7.17 Authority. Each Party represents to the other Party that (a) it has the corporate power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement and (d) this Agreement is legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equitable principles.
     Section 7.18 Jurisdiction. If any Dispute arises out of or in connection with this Agreement, except as expressly contemplated by another provision of this Agreement, the Parties irrevocably (and the Parties shall cause each other member of their respective Group to irrevocably) (a) consent and submit to the exclusive jurisdiction of the Courts of the Province of Ontario, (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient, and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY AND ALL RIGHT TO TRIAL OR ADJUDICATION BY JURY.
     Section 7.19 Dispute Resolution. Any controversy or claim, whether based on Contract, tort, Law or other legal or equitable theory (including any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement, including this Section 7.19) (in each such case, a “Dispute”) arising out of or related to this Agreement, or the breach or termination thereof, shall be submitted in good faith to negotiations and, if necessary, mediation in accordance with the terms below before any Action is commenced.
     (a) Direct Negotiation. If either Party considers that any Dispute has arisen under or in connection with this Agreement, then such Party may first deliver a notice to the other Party describing the nature and the particulars of such Dispute. Second, within 10 Business Days following delivery of such notice to the other Party, the Parties shall meet (whether by phone or in person) in a good faith attempt to resolve the Dispute. Third, if the Dispute is still unresolved after 10 Business Days following the commencement of such good faith attempt, then the chief financial officer (or another designee with full authority to resolve such dispute) of each Party shall meet (whether by phone or in person) in a good faith attempt to resolve the Dispute, such meeting to be held within 20 days of the first meeting referred to above. Fourth, if the Dispute is still unresolved after 10 Business Days following the commencement of such second negotiations, then such Dispute shall be submitted to mediation in accordance with Section 7.19(b).
     (b) Mediation. If the Dispute is to be submitted to mediation in accordance with Section 7.19(a), the mediator will be selected by mutual agreement of the Parties, which agreement shall be reached in good faith and on a timely basis. If they are unable to agree on a mediator, each Party will select one third party representative, each of whom shall be an independent experienced professional mediator practicing in Ontario, which two representatives shall mutually select a mediator for such Dispute with the same qualifications referred to above (and each Party shall in good faith instruct its representative to work in good faith with the other Party’s representative to promptly select such mediator).
(i)	Mediation Procedure. The mediation will be conducted pursuant to the rules generally used by the mediator in the mediator’s practice, subject to the following:
(A)	The mediator will act as an advocate for resolution and will use his or her best efforts to assist the Parties in reaching a mutually acceptable settlement. The mediator may suggest ways of resolving the Dispute, but may not impose his or her own judgment on the issues or that of the Parties. The mediator will not have the authority to decide any issue for the Parties, but will attempt to facilitate the voluntary resolution of the Dispute by the Parties.

(B)	Each Person participating in the mediation will have authority to settle, and all Persons necessary to the decision to settle will be present during the entire mediation session or sessions.

(C)	The mediation will take place at a time and convenient location agreeable to the mediator and the Parties, as the mediator will determine, but such mediation will take place no later than 20 Business Days after the commencement of the second negotiations under Section 7.19(a) and will take place over two consecutive days.

(D)	Mediation sessions will be private, and only the Parties and their representatives may attend the mediation sessions. Other Persons may attend the mediation sessions only with the written permissions of the Parties and with the consent of the mediator.

(E)	There will be no stenographic record of the mediation process, and no Person will tape record any portion of the mediation sessions.

(F)	No subpoenas, summons, complaints, citations, writs, or other process may be served at or away from the site of any mediation session upon any Person who then is entering, on the way to, in attendance or leaving the session.

(G)	The Parties will participate in the mediation proceeding in good faith with the intention to settle.

(H)	No later than five days prior to the mediation, each Party will deliver to the mediator all information reasonably required for the mediator to understand the issues presented and a confidential memorandum (not to exceed five pages with normal type size and margins) setting forth the following:
i.	identification of the matters in dispute;

ii.	concise statement of points (factual, legal, practical) that such Party believes enhances its chance of achieving a favourable outcome of the Dispute; and

iii.	history of settlement discussions and outstanding offers of settlement.
(I)	The above rules may be modified or amended with the Parties’ written consent.
(ii)	Release. The mediator will not be a necessary or proper party in any Action relating to the mediation. Neither the mediator, the Person employing the mediator, nor the Person providing the mediator will be liable to any Party for any acts or omissions in connection with any mediation conducted pursuant to this Section 7.19.

(iii)	Compromise Negotiation. The mediation is a compromise negotiation for purposes of the applicable rules of evidence and is an alternative dispute resolution procedure subject to Law chosen to govern this Agreement. The entire procedure is and will be confidential. All conduct, statements, promises, offers, views and opinions, whether oral or written, made in the course of the mediation by any of the Parties, their agents, employees or other representatives and by the mediator, who is the Parties’ joint agent for purposes of these compromise negotiations, are confidential and will, in addition where appropriate, be deemed to be work product and privileged. Such conduct, statements, promises, offers, views and opinions will not be discoverable or admissible for any purposes, including impeachment, if any litigation or other proceedings involve the Parties and will not be disclosed to anyone not an agent, employee, expert or other representative for any of the Parties. Evidence otherwise discoverable or admissible is not excluded from discovery or admission as a result of its use in the mediation. Confidential Information disclosed to the mediator by the Parties or by witnesses in the course of the mediation will not be divulged by the mediator. All records, reports or other documents received by the mediator while serving in that capacity will be confidential. The mediator will not be compelled to divulge such records or to testify with regard to the mediation in any adversary proceeding or judicial forum.

(iv)	Costs of Mediation. The Parties will bear their respective costs incurred in connection with the mediation described in this Section 7.19, except that the Parties will share equally the fees and expenses of the mediator, the costs of obtaining the facility for the mediation, and the fees and expenses of any experts employed at the mediator’s request.

(v)	Termination of Mediation. The mediation will be terminated upon the first to occur of the following:
(A)	by the execution of a settlement agreement resolving the dispute by the Parties;

(B)	by a written declaration of the mediator to the effect that further efforts at mediation are no longer worthwhile; or

(C)	after the completion of two full days of mediation sessions, by written declaration of a Party or Parties to the effect that mediation proceedings are terminated.
     (c) Litigation. Neither Party may bring (or have brought) any Action in any forum with respect to any Dispute arising out of or related to this Agreement, or the breach or termination thereof, until such Party has fully complied with Sections 7.18(a) and (b) with respect to such Dispute.
     Section 7.20 Binding Effect. This Agreement binds and benefits the Parties and their respective successors and permitted assigns. This Agreement is for the sole benefit of the Parties (and, solely for purposes of Article IV, ATS Indemnified Persons and Photowatt Indemnified Persons) and nothing in this Agreement, express or implied, confers or intends to confer any rights or remedies of any nature whatsoever in favour of any Person (including any employee or shareholder of ATS or Photowatt) other than the Parties
     Section 7.21 Expenses. Except as otherwise provided in this Agreement, each Party shall be responsible for its own fees, costs and expenses incurred in connection with the matters contemplated by this Agreement.
     Section 7.22 Waiver. A provision of this Agreement may be waived only by a writing signed by the Party or Parties intended to be bound by the waiver. A Party is not prevented from enforcing any right, remedy or condition in the Party’s favour because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the Party specifically waives the same in writing. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver constitute a continuing waiver unless otherwise expressly provided. Any enumeration of a Party’s rights and remedies in this Agreement is not intended to be exclusive, and a Party’s rights and remedies are intended to be cumulative to the extent permitted by Law and include any rights and remedies authorized in Law or in equity.
     Section 7.23 Audits. Without in any way limiting any other right that either Party may have under this Agreement, each Party and/or its authorized representatives shall have the right from time to time, and upon reasonable prior notice, to enter upon any premises of the other Party during normal business hours to audit and inspect the Services provided by the other Party, including the other Party’s adherence to the provisions of this Agreement,
     Section 7.24 Compliance With Laws. Each Party shall comply with all applicable legal requirements (including all relevant federal, state and provincial legislation and regulatory requirements); and without limiting the generality of the foregoing, each Party shall comply with, and shall take all necessary measures to ensure that (i) its actions (or lack of action) do not result in non-compliance by the other Party, with the provisions of the Personal Information Protection and Electronic Documents Act (Canada) and any similar federal, state or provincial legislation, including the provisions relating to the collection, use, retention and disclosure of Personal Information and (ii) the transfer of any information hereunder is in compliance with applicable export control or similar Laws.
[The next page is the signature page.]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives.

ATS AUTOMATION TOOLING SYSTEMS INC.
By:
Name:
Title:

PHOTOWATT TECHNOLOGIES INC.
By:
Name:
Title:

Schedule I to Transitional Services Agreement

Service (unless otherwise provided below, the identified service is only to be provided to what is currently the Spheral Solar division of ATS
t = Service available to Photowatt and its subsidiaries
* = Service available to the Spheral Solar Division of ATS and the employees of Photowatt Technologies USA Inc.
	Billing Method (specific dollar amounts are Canadian dollars)	Description

Phone Infrastructure	1. Fixed-Price Billing: $2,497.50/month 2. Fixed-Rate Billing: $100/hour	1. Physical systems, servers, and connections. 2. Technical Assistance

Phone services (including cell phones and other wireless devices)	Pass Through	Phone service, long distance, connectivity and other fees charged by provider, and maintenance services

Network	Fixed-Price Billing: $1470/month	Network and Data systems

Computer Infrastructure	Fixed-Price Billing: $7,770/month	Physical servers, maintenance, and ERP technical infrastructure support (consulting support not included)

Software	1. Fixed-Price Billing: $3,283/month 2. Pass Through in relation to Microsoft	1. ERP software; HR software 2. Microsoft desktop software

I.T. Services	1. Fixed-Price Billing: $8,000 per month 2. Fixed-Rate Billing: $200 per hour	1. General Infrastructure Support 2. Fixed Rate to apply to any requested services beyond standard infrastructure support which ATS agrees to perform

Payroll	1. Pass Through for ADP 2. Fixed-Price Billing: $1,330/month 3. Fixed-Rate Billing: $100 per hour	1. ADP processing fees
2. Cambridge Systems Group processing time (price will be adjusted pro-rata if # of employees increases more than 20% above number as of Effective Date)
3. Fixed Rate to apply to any requested services beyond current level of processing which ATS agrees to perform (e.g. setting up separate payroll)

Human Resources	Pass Through	- Recruiting services - EAP program - ADP People @ work

* Benefits – Group Insurance	Pass Through	Following third party provided insurance benefits to the extent currently provided:
-life
-accidental death and dismemberment
-short and long term disability
-extended health
-dental
-health spending account (in-house programs are excluded: including scholarship program, computer purchase program, referral program, social club)

* Benefits – RRSP/401k matching	Pass Through	RRSP matching program

Facilities	Pass Through	Landscaping, snow removal, window cleaning, and irrigation maintenance

t Tax, legal, accounting, treasury and M&A services as agreed upon between the parties	Fixed-Rate Billing: Hourly rates agreed upon prior to initiation of service	Nature of service to be agreed upon on a project by project basis

t Administrative Fee	Fixed-Price Billing: $10,000 per month	Fee for administering this Agreement and the preparation of invoices under this agreement

t Insurance	Pass Through	Continuation of the existing coverages, expressly excluding D&O insurance. Note: This is in addition to insurance currently held by Photowatt International S.A.S.

Miscellaneous	Pass Through	Emergency Response

Building Maintenance	Fixed-Price Billing: $1,392 per month	Cambridge Systems Group maintenance staff services (plumbing and HVAC)